EXHIBIT 21.1
CNA FINANCIAL CORPORATION
Significant Subsidiaries of the Registrant
December 31, 2008

Name of Subsidiary	Organized Under Laws of	Business Names

The Continental Corporation	New York	Continental

Continental Casualty Company	Illinois	CCC

The Continental Insurance Company	Pennsylvania	CIC

Continental Assurance Company	Illinois	CAC

CNA Surety Corporation	Delaware	CNA Surety

CNA National Warranty Corporation	Arizona	Warranty
The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.